Exhibit 2.2

Description of Taro Pharmaceutical Industries Ltd. Ordinary Shares Registered Under Section 12 of the Exchange Act

As of March 31, 2022, Taro Pharmaceuticals Industries Ltd. (hereinafter, “we,” “us,” “our,” “our company” or similar expressions) had one class of securities registered under Section 12(b) of the Securities Exchange Act of 1934 – ordinary shares, NIS 0.0001 par value per share.

Authorized Share Capital

Our authorized share capital consists of NIS 20,000.026, divided into 2,600 founders’ shares, par value NIS 0.00001 each, and 200,000,000 ordinary shares, par value NIS 0.0001 each. As of July 1, 2022, 2,600 founders’ shares and 37,584,631 ordinary shares were issued and outstanding.

Memorandum and Articles of Association

Registration Number and Purposes of the Company

Our registration number with the Israeli Registrar of Companies is 52-002290-6. Our main object and purpose, as set forth in our memorandum of association, is any business connected with the developing, manufacturing, processing, supplying, marketing and distributing of Rx, OTC medical and other health care products.

Voting Rights

One-third of the voting power of all of our voting shares is allocated to our founders’ shares. Two-thirds of the voting power of all of our voting shares is allocated to our ordinary shares. Each ordinary share possesses identical voting rights as every other ordinary share.

Restriction on Voting

In order to reduce our risk of being classified as a Controlled Foreign Corporation under the Internal Revenue Code of 1986, as amended, we amended our Articles of Association, or Articles, in 1999 to provide that no owner of any of our ordinary shares is entitled to any voting right of any nature whatsoever with respect to such ordinary shares if (a) the ownership or voting power of such ordinary shares was acquired, either directly or indirectly, by the owner after October 21, 1999, and (b) the ownership would result in our being classified as a Controlled Foreign Corporation. This provision has the practical effect of prohibiting each citizen or resident of the United States who acquired or acquires our ordinary shares after October 21, 1999, from exercising more than 9.9% of the voting power in our company, with respect to such ordinary shares, regardless of how many shares the shareholder owns. The provision may therefore discourage United States persons from seeking to acquire, or from accumulating, 15% or more of our ordinary shares (which, due to the voting power of the founders’ shares, would represent 10% or more of the voting power of our company).

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our Articles, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our Articles or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders’ meeting have the power to elect all of our directors, subject to the special approval requirements for the election of statutory external directors.

Under our Articles, our Board of Directors, or Board, must consist of not less than 5 but no more than 25 directors, including two statutory external directors who serve pursuant to the Israeli Companies Law, 5759-1999, or the Companies Law. Pursuant to our Articles, each of our directors (other than statutory external directors, for whom special election requirements apply under the Companies Law) is elected on an annual basis by a simple majority vote of holders of our voting shares, participating and voting at an annual general meeting of our shareholders, which is required to be held at least once during every calendar year and not more than 15 months after the last preceding meeting. Directors may also be appointed to fill vacancies, or may be appointed to serve as additional members of the Board, by an ordinary resolution passed at an extraordinary general meeting of our shareholders. Likewise, in the event of a vacancy, the Board is empowered to appoint a director to fill such vacancy until the next annual general meeting of shareholders. A director, other than a statutory external director, holds office until the next annual general meeting, unless such directorship is earlier vacated in accordance with the provisions of any applicable law or regulation or under our Articles of Association.

Under the Companies Law, nominations for directors may be made by any shareholder holding at least 1% of our outstanding voting power. However, any such shareholder may make such a nomination only if a written notice of such shareholder’s intent to make such nomination has been given to our company within seven days after we publish notice of our upcoming annual general meeting (or within 14 days after we publish a preliminary notification of an upcoming annual general meeting). Any such nomination must include certain information, the consent of the proposed director nominee(s) to serve as our director(s) if elected and a declaration signed by the nominee(s) declaring that they have the required skills and availability to carry out their duties and providing details of such skills and affirming that there is no limitation under the Companies Law preventing their election and that all of the information that is required to be provided to us in connection with such election under the Companies Law has been provided.

Under the Companies Law, the board of directors of a public company must hold at least one meeting every three months. Our Board complies with this requirement.

Chairperson of the Board of Directors

Our Articles provide that the Chairperson of the Board of Directors is appointed by the members of the Board of Directors from among them. Under the Companies Law, the chief executive officer of a public company, or a relative of the chief executive officer, may not serve as the chairperson of the board of directors, and the chairperson of the board of directors, or a relative of the chairperson, may not be vested with authorities of the chief executive officer, unless, in each case, approved by a special majority of the company’s shareholders. The shareholders’ approval can be effective for a period of five years following an initial public offering, and subsequently, for additional periods of up to three years.

In addition, a person who is subordinated, directly or indirectly, to the chief executive officer may not serve as the chairperson of the board of directors; the chairperson of the board of directors may not be vested with authorities that are granted to persons who are subordinated to the chief executive officer; and the chairperson of the board of directors may not serve in any other position in the company or in a controlled subsidiary, but may serve as a director or chairperson of a controlled subsidiary.

Statutory External Directors

Qualifications of Statutory External Directors

Under the Companies Law, companies incorporated under the laws of the State of Israel whose shares, inter alia, are listed for trading on a stock exchange or have been offered to the public by a prospectus and are held by the public, are generally required to have at least two statutory external directors. The Companies Law provides that a person may not be elected as a statutory external director if the person is a relative of a controlling shareholder and/or the person or the person’s relative (as defined below), partner, employer, anyone to whom the person is subordinate, directly or indirectly, or any entity under the person’s control has, as of the date of the person’s election to serve as a statutory external director, or had, during the two years preceding that date, any affiliation (as defined below) with:

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our company;
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any entity controlling our company or relative thereof as of the date of the election; or
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any entity controlled by our company or under common control with our company as of the date of the election or during the two years preceding that date.

Under the Companies Law, “relative” is defined as: a spouse, brother or sister, parent, grandparent, or child; a child/brother/sister/parent of a person’s spouse; or the spouse of any of the preceding people.

The term “affiliation” and the similar types of disqualifying relationships include (subject to certain exceptions) an employment relationship; a business or professional relationship even if not maintained on a regular basis (but excluding insignificant relationships) or control of the company; and service as an office holder (as defined below), excluding service as a director in a private company prior to the initial public offering of its shares if such director was appointed as a director of the private company in order to serve as an external director following the initial public offering.

The Companies Law defines the term “office holder” as the general manager (i.e., chief executive officer), chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of the foregoing positions without regard to such person’s title, and any director or manager who reports directly to the general manager.

The Companies Law provides that no person can serve as a statutory external director if the person’s other positions or other business creates, or may create, a conflict of interest with the person’s responsibilities as a statutory external director or may otherwise interfere with the person’s ability to serve as a statutory external director, or if the person is an employee of the Israel Securities Authority or of an Israeli stock exchange. Until the lapse of two years from termination of office as a statutory external director, a company, its controlling shareholder and any entity controlled by the controlling shareholder, may not grant a former statutory external director, his/her spouse or child any benefits, directly or indirectly, including engaging the former statutory external director, his/her spouse or child to serve as an office holder in the company or in any company controlled by the controlling shareholder of the company and cannot employ or receive professional services from that person for consideration, either directly or indirectly, including through a corporation controlled by such former statutory external director. The same shall apply to a relative, who is not a former statutory external director’s spouse or child, for a period of one year from termination of office as a statutory external director.

A person shall be qualified to serve as a statutory external director only if he or she possesses accounting and financial expertise or professional qualifications, as defined in the regulations promulgated under the Companies Law. Generally, at least one statutory external director must possess accounting and financial expertise. A director with accounting and financial expertise is a director who, due to his or her education, experience and skills, possesses an expertise in, and an understanding of, financial and accounting matters and financial statements, such that he or she is able to understand the financial statements of the company and initiate a discussion about the presentation of financial data. A director is deemed to have professional qualifications if he or she has any of (i) an academic degree in economics, business management, accounting, law or public administration; (ii) an academic degree or has completed another form of higher education in the primary field of business of the company or in a field which is relevant to his/her position in the company; or (iii) at least five years of experience serving in one of the following capacities, or at least five years of cumulative experience serving in two or more of the following capacities: (a) a senior business management position in a company with a significant volume of business, (b) a senior position in the company’s primary field of business or (c) a senior position in public administration or service. The board of directors is charged with determining whether a director possesses accounting and financial expertise or professional qualifications. Notwithstanding the foregoing, if at least one of the other directors (i) is independent for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and under the NYSE Listed Company Manual, and (ii) has accounting and financial expertise as defined under the Companies Law, then neither of the external directors is required to possess accounting and financial expertise as long as each possesses the requisite professional qualifications.

The Companies Law also provides that a shareholders’ general meeting at which the appointment of a statutory external director is to be considered will not be called unless the nominee has declared to the company that he or she complies with the qualifications for appointment as a statutory external director.

Election of Statutory External Directors

The Companies Law provides that statutory external directors must be elected by a majority vote at a shareholders’ meeting, provided that either:

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the majority includes the majority of the total votes of non-controlling shareholders (as defined in the Companies Law) who do not have a personal interest in the election of the subject external director, other than a personal interest that is not derived from a relationship with a controlling shareholder in such election present at the meeting in person or by proxy (abstentions are not taken into account); or
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the total number of votes against the election of the statutory external director by the non-controlling disinterested shareholders (as described in the previous bullet point) may not exceed two percent of the aggregate voting rights in the company.

For purposes of determining a controlling shareholder, Section 1 of the Companies Law defines “control” by reference to the definition of the Israeli Securities Law, 5728-1968, or the Securities Law, which defines “control” as the ability to direct the activity of a corporation, excluding an ability deriving merely from holding an office of director or another office in the corporation, and a person shall be presumed to control a corporation if he or she holds half or more of a certain type of means of control of the corporation. With respect to certain matters (various related party transactions), a controlling shareholder is deemed to include a shareholder that holds 25% or more of the voting rights in a public company if no other shareholder holds more than 50% of the voting rights in the company. “Means of control” in Section 1 of the Securities Law is defined as any one of the following: (1) the right to vote at a general meeting of a company or a corresponding body of another corporation; or (2) the right to appoint directors of the corporation or its general manager.

The initial term of a statutory external director is three years and may be extended for two additional consecutive terms of three years each, provided that either (i) his or her service for each such additional term is recommended by one or more shareholders holding at least one percent (1%) of the company’s voting rights and is approved by a majority at a shareholders meeting, which majority must include either of the criteria described above with respect to his or her initial election; or (ii) his or her service for each such additional term is recommended by the board of directors and is approved by a majority at a shareholders meeting, which majority must include either of the criteria described above with respect to his or her initial election. In accordance with the regulations under the Companies Law, companies whose securities are listed on one of a number of non-Israeli stock exchanges (including the NYSE, where our ordinary shares are listed) may re-appoint an external director for additional three-year terms, in excess of the nine years described above, if the audit committee and the board of directors confirm that, due to the expertise and special contribution of the external director to the work of the board and its committees, his or her re-appointment is in the best interests of the company. The same special majority is required for election of the statutory external director for each additional three-year term (as was required for the initial term), with the additional requirement that the arguments of the board of directors and audit committee in favor of election for such additional term, and the number of terms already served by the external director, be presented to the general meeting prior to the vote.

Statutory external directors may be removed from office by shareholders at a special general meeting of shareholders called by the board of directors, where the removal is based on the same percentage of votes as is required for election or by a court, if the statutory external director ceases to meet the statutory qualifications for his or her appointment or if he or she violates his or her duty of loyalty to the company. The court may also remove an external director from office, if it determines, at the request of the company, a board member, a shareholder or a creditor that the board member is not able to fulfil his role or if such board member was convicted by a foreign court of certain specific offences.

If an external directorship becomes vacant and there are fewer than two external directors on the board of directors at the time, then the board of directors is required under the Companies Law to call a shareholders’ meeting immediately to elect a replacement external director.

Each committee of a company’s board of directors that is empowered to exercise one of the functions of the board of directors is required to include at least one statutory external director, except for the audit committee and compensation committee, which are required to include all of the statutory external directors and an external director must serve as chair thereof.

Under the Companies Law, a statutory external director of a company is prohibited from receiving, directly or indirectly, any compensation from the company other than compensation determined by the board within the scope provided in regulations adopted under the Companies Law. Compensation of an external director is determined prior to his or her appointment and may not be changed during his or her term, subject to certain exceptions.

Exemption from Statutory External Director Requirement

Under regulations promulgated under the Companies Law, Israeli public companies whose shares are traded on certain U.S. stock exchanges, such as the NYSE, that lack a controlling shareholder (as defined under the Companies Law) are exempt from the requirement to appoint statutory external directors. Any such company is also exempt from the Companies Law requirements related to the composition of the audit and compensation committees of the Board. Eligibility for these exemptions is conditioned on compliance with U.S. stock exchange listing rules related to majority Board independence and the composition of the audit and compensation committees of the Board, as applicable to all listed domestic U.S. companies. Because we currently have a controlling shareholder (Sun Pharmaceutical Industries Ltd.), we are not eligible for these exemptions.

Dividends and Liquidation Rights

Holders of each paid-up share (whether a founders’ share or an ordinary share) are entitled to participate equally in the payment of dividends and other distributions and, in the event of liquidation, in all distributions after the discharge of liabilities to creditors. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our Articles of Association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our Board of Directors.

Pursuant to the Companies Law, dividends on our ordinary shares may be paid out of profits and other surplus, as defined in the Companies Law. A distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, we may only distribute dividends with court approval. In each case, we are only permitted to distribute a dividend if our Board of Directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Exchange Controls

The Companies Law and Israeli regulations do not impose any material foreign exchange restrictions on non-Israeli holders of our ordinary shares, except for shareholders who are subjects of countries that are, or have been, in a state of war with Israel.

Dividends, if any, paid to our ordinary shareholders, and any amounts payable upon our dissolution, liquidation or winding up, as well as the proceeds of any sale in Israel of our ordinary shares to an Israeli resident, may be paid in non-Israeli currency or, if paid in Israeli currency, may be converted into freely repatriated dollars at the rate of exchange prevailing at the time of conversion. Payments of dividends may be subject to withholding taxes.

Shareholder Meetings

Under the Companies Law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our Articles as extraordinary general meetings. Our Board of Directors may call extraordinary general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our Board of Directors is required to convene an extraordinary general meeting upon the written request of (i) any two of our directors or one-quarter of the members of our Board of Directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% of our outstanding voting power or (b) 5% or more of our outstanding voting power. Any shareholder may appoint by power of attorney a person to act as his or her representative at a meeting. The original instrument appointing a representative or a notarized copy must be deposited at the principal office of the Company at least 48 hours before the meeting.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

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amendments to our articles;
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appointment or termination of our auditors;
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appointment of external directors;
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approval of certain related party transactions;
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increases or reductions of our authorized share capital;
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a merger; and
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the exercise of our board of director’s powers by a general meeting, if our Board of Directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Companies Law requires that notice of any annual general meeting or extraordinary general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes, among other matters, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the company’s general manager to serve as the chairman of its board of directors or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

The Companies Law allows one or more of our shareholders holding at least 1% of the voting power of a company to request the inclusion of an additional agenda item for an upcoming shareholders meeting, assuming that it is appropriate for debate and action at a shareholders meeting. Under applicable regulations, such a shareholder request must be submitted within three or, for certain requested agenda items, seven days following our publication of notice of the meeting. If the requested agenda item includes the appointment of director(s), the requesting shareholder must comply with particular procedural and documentary requirements. If our Board of Directors determines that the requested agenda item is appropriate for consideration by our shareholders, we must publish an updated notice that includes such item within seven days following the deadline for submission of agenda items by our shareholders. The publication of the updated notice of the shareholders meeting does not impact the record date for the meeting. In lieu of this process, we may opt to provide pre-notice of our shareholders meeting at least 21 days prior to publishing official notice of the meeting. In that case, our 1% shareholders are given a 14-day period in which to submit proposed agenda items, after which we must publish notice of the meeting that includes any accepted shareholder proposals.

Under the Companies Law and under our Articles, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Voting Rights

Quorum Requirements

The quorum required for a meeting of shareholders consists of at least three shareholders present, in person or by proxy, who hold or represent between them at least one-third of the outstanding voting power unless otherwise required by applicable rules. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the board of directors may designate. If at such reconvened meeting the required quorum is not present, any two shareholders present in person, or by proxy, shall constitute a quorum.

Vote Requirements

Our Articles provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our Articles. Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder, and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if such terms are not extraordinary), require the approval of the company’s audit committee (or compensation committee with respect to compensation arrangements), board of directors and shareholders, in that order. In addition, the shareholder approval must, in each case, be by a majority of the votes cast at the meeting, whether in person or by proxy, provided that:

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the majority includes at least the majority of the total votes of the shareholders who lack a conflict of interest (referred to as a personal interest under the Companies Law) in approval of the transaction or compensation (as applicable), or anyone voting on their behalf present at the meeting in person or by proxy; or
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the total number of votes of the disinterested shareholders that are voted against the transaction does not exceed two percent (2%) of the voting rights in the company.

Additionally:

(i) The approval and extension of a compensation policy and certain deviations therefrom require the approval of the compensation committee, board of directors and shareholders, in that order. In addition, the shareholder approval must be by a majority vote of the shares present and voting at a meeting of shareholders called for such purpose, provided that either: (a) such majority includes at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such compensation policy; or (b) the total number of shares of non-controlling shareholders who do not have a personal interest in the compensation policy and who vote against the arrangement does not exceed 2% of the company’s aggregate voting rights.

(ii) The terms of employment or other engagement of the chief executive officer of the company require compensation committee, board of directors and shareholders, in that order. The shareholder approval must be by a majority vote of the shares present and voting at a meeting of shareholders called for such purpose, provided that either: (a) such majority includes at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such compensation; or (b) the total number of shares of non-controlling shareholders who do not have a personal interest in the compensation and who vote against the arrangement does not exceed 2% of the company’s aggregate voting rights).

(iii) The chairman of a company’s board of directors also serving as its chief executive officer requires the same approval as applies to (i) and (ii) above (substituting the personal interest in the service of the chairman as chief executive officer in place of personal interest in the compensation).

Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization of the company, pursuant to Section 350 of the Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting, in person or by proxy and voting on the resolution.

Access to Corporate Records

Under the Companies Law, shareholders are provided access to: minutes of our general meetings; our shareholders register and principal shareholders register, articles of association and annual audited financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. These documents are publicly available and may be found and inspected at the Israeli Registrar of Companies. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of Class Rights

Under our Articles, the rights attached to any class of shares may be modified with the consent in writing of the holders of 75% of the issued shares of that class or by way of a special resolution of all shareholders, i.e., an affirmative vote of 75% of the voting power of our shareholders, voting in person or by proxy.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If a tender offer is not accepted in accordance with the requirements set forth above, the acquirer may not acquire shares from shareholders who accepted the tender offer that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if, as a result of the acquisition, the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if, as a result of the acquisition, the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.

A special tender offer must be extended to all shareholders of a company, but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) the offeror acquired shares representing at least 5% of the voting power in the company, and (ii) the number of shares tendered by shareholders who accept the offer exceeds the number of shares held by shareholders who object to the offer (excluding the purchaser, controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer, including their relatives and companies under their control). If a special tender offer is accepted, the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shareholders. In the case of the target company, approval of the merger further requires a majority vote of each class of its shares.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the meeting of shareholders that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders (as described above under “Vote Requirements”).

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the respective values assigned to each of the parties to the merger and the consideration offered to the shareholders of the target company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger is filed with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-Takeover Measures under Israeli Law

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. No preferred shares are authorized under our Articles. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our Articles, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate, and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law as described above in “Voting Rights.”

Borrowing Powers

According to our Articles, as part of its powers, our Board may cause us to borrow or secure payments of any sum or sums of money for our purposes, at times and upon conditions as it deems fit, including the grant of security interests on all or any part of our property.

Changes in Capital

Under our Articles of association, an increase to the share capital, creation of preferred shares or shares with special rights, consolidation or division of share capital, cancellation of shares and reduction in share capital, require a special resolution of the shareholders, i.e. an affirmative vote of 75% of the voting power voting in person or by proxy. The rights attached to any class of shares may be modified with the consent in writing of the holders of 75% of the issued shares of that class or by way of a special resolution of the shareholders.